Exhibit 10.1
DIRECTOR EMERITUS BENEFITS POLICY

Benefits Provided. A member of the Board of Directors of UAL Corporation ("Board") who has terminated his or her service as a member of the Board (a "Former Director") shall be entitled to the following Director Emeritus Benefits if and when such individual satisfies the requirements of this policy:

1) Travel Privileges- A Director Emeritus is entitled to complimentary, lifetime, positive space pleasure travel on United Airlines, which includes first class travel. The Director Emeritus's spouse and dependent children under the age of 25 are also entitled to this benefit.

2) Red Carpet Club Membership- A Director Emeritus will be entitled to a lifetime membership in the United Airlines Red Carpet Club.

3) Cargo Privileges- A Director Emeritus will be entitled to complimentary, lifetime, cargo carriage on United Airlines (on a space available basis). The cargo carriage is limited to 2,500 pounds per year for personal goods only (not business related). The goods will be shipped as general freight.

4) Tax Gross-Up- A Director Emeritus will be entitled to an annual tax gross-up payment intended to reimburse the Director Emeritus for all additional Federal and state income taxes excluding Federal and state self-employment tax, FICA and FUTA ("Income Taxes") he or she will incur as a result of including the value of the travel or transportation in his or her income (as well as the Income Taxes due with respect to the gross-up payment in the preceding year).

 Eligibility. A Former Director is eligible for Director Emeritus Benefits if the individual (A) has at least five (5) consecutive Years of Creditable Service on the Board and (B) his or her Eligibility Date has passed. A Year of Creditable Service means the lesser of 12 months of service as a member of the Board or the period between annual meetings. A member of the Board who is also an employee of United Airlines shall receive credit for one (1) Year of Creditable Service on the Board for each 12 consecutive months of employment as an employee of United Airlines immediately preceding the date Board service commences, but not to exceed a total of 24 months.

"Eligibility Date" shall mean the later of the following (A) and (B):

(A)(i) for a Former Director who has terminated employment with United Airlines after the date such employee first qualified for UA Retired Employee Status, as defined in United's Employee Policy Manual - Series 15, the date employment with United Airlines terminated; and (ii) for all other Former Directors, the Director Emeritus's sixtieth birthday; and

(B) cessation of any full-time employment by the Former Director, but in no event later than the Former Director's seventieth birthday. Cessation of full-time employment shall normally be determined by written notice by the Former Director to the Company, absent a Board determination to the contrary.

 A Former Director shall not be eligible for Director Emeritus Benefits while such Former Director is an employee of United Airlines or is otherwise engaged in full-time employment. A Former Director who meets the eligibility requirements specified above and whose Director Emeritus benefits have not been denied, suspended, or cancelled as provided under "Disqualification" below is sometimes called a "Director Emeritus" in this policy.

Disqualification. The Board may deny Director Emeritus Benefits for any Board member, Former Director or Director Emeritus for "cause" or, in the case of Former Directors whose service as a member of the Board ended on or after December 9, 2002 (the Chapter 11 Filing Date), if the Board determines that a departure from the Board was not a Board retirement. Except as provided in this policy, the Board's determination of cause or non-retirement shall be conclusive and in the Board's sole discretion, provided that a Board departure at or after age 70 (age 60 for individuals serving on the Board at July 12, 1994) shall also be considered a Board retirement.

In the event a Former Director or Director Emeritus accepts a Competitive Position with a Competitor, the Director Emeritus Benefits provided to such individual may be cancelled by the Board. For purposes of this policy, "Competitor" means any airline or air carrier or any company affiliated, directly or indirectly, with another airline or air carrier and (2) "Competitive Position" means becoming employed by, a member of the board of directors of, a consultant to, or to otherwise provide services of any nature to a Competitor directly or indirectly.

Directors Emeriti Prior to the Chapter 11 Filing Date. A Former Director whose service as a member of the Board ended prior to the Chapter 11 Filing Date shall be subject to this policy but such individual shall be entitled only to the Director Emeritus Benefits described above under "1) Travel Privileges" and "2) Red Carpet Club Membership;" in addition such individual shall not be subject to the requirements of this policy specified under "Eligibility" above, but shall be subject to the following eligibility requirements:

1)  the Former Director was entitled to Director Emeritus Benefits immediately prior to the Chapter 11 Filing Date; and
the Former Director waives any and all claims that could otherwise be asserted against UAL Corporation and its affiliates in connection with their Chapter 11 bankruptcy cases. Policy Changes. This Director Emeritus Benefits Policy as it applies to Board members, Former Directors, and/or Directors Emeriti generally may be modified or terminated at any time in the sole discretion of the Board.

Effective Date. The amendments to this policy shall be effective May 1, 2003.